Exhibit 10.3

Carrier
13995 Pasteur Boulevard
Palm Beach Gardens, FL 33410

John V. Faraci
17570 N Block S Ranch Road
Moose, Wyoming 83012

April 21, 2020

Dear John,

I am pleased to confirm our offer of employment for you to join Carrier in the role of Executive Chairman within our Carrier Global Corporation World Headquarters organization. You will report to the Board of Directors and be based in Palm Beach Gardens, Florida.

Your annual base salary will be $1,000,000. The period of employment is effective April 3, 2020 and will continue until the date of Carriers 2021 annual shareowners meeting. The terms of this letter are contingent upon the approval of the independent directors of Carriers Board of Directors at its meeting on April 21, 2020. Your base salary will be subject to any temporary salary reductions then in effect for Company Executives based in the United States.

You will receive an award under the Carrier Long Term Incentive Plan valued at $1,500,000, comprised of 50% Restricted Stock Units (RSUs) and 50% Stock Appreciation Rights (SARs), which will vest after three years of employment.

Due to the unique nature of your position, you will not participate in any other Carrier benefit programs such as medical, dental, life insurance, savings plan, retirement savings/company contribution and disability benefit programs, or receive other Carrier executive benefits or perquisites, including benefits under the Executive Leased Vehicle Program, the Change in Control Severance Plan, or any other executive severance program or practice.

This offer is also contingent upon verification of your authorization to work in the United States of America and your satisfactory completion of an Intellectual Property Agreement. As proof of U.S. person status and work authorization, you are required to provide a U.S. passport or other appropriate form(s) of identification as required for Export Control and I-9 form processing on your first day.

Notwithstanding anything to the contrary herein or in any prior representations made to you, your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause, and with or without notice. Your period of employment with the Company may be extended upon the mutual agreement of you and Carrier.

We look forward to you joining Carrier and becoming part of the team. Please acknowledge your acceptance of our offer by emailing the completed acceptance confirmation.

Sincerely,

/s/John Greisch
John Greisch
Carrier Board of Directors and Chair, Compensation Committee

To document your acceptance of this offer, please sign and date below, and email a scanned copy by April 21, 2020.

/s/John V. Faraci    4/21/20
John V. Faraci    Date